EXHIBIT 10.1

Employment Agreement

EMPLOYMENT AGREEMENT dated as of May 1, 2008 (this “Agreement”), between ICAHN ENTERPRISES HOLDINGS L.P. (the “Company”) and Mr. Dominick Ragone (“Employee”). Company and Employee may hereinafter be referred to jointly as the "Parties." This Agreement shall become effective on the date appearing on the signature page of this Agreement under the Company’s signature ("Effective Date").

The Parties to this Agreement, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Employee by Company:

1. Employment. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become so employed. During the Term of Employment (as hereinafter defined), Employee will be employed in the position of (i) Chief Financial Officer of the Company, and (ii) an officer, director, advisor or agent to the Company, Icahn Enterprises G.P. Inc., the general partner of the Company (the “General Partner”), and/or Icahn Enterprises, L.P. (“Icahn Enterprises”), and each of their respective direct and/or indirect subsidiaries (each of such subsidiaries, the "Designated Affiliates"), as such positions may be specified from time to time by the Board of Directors of the General Partner (such board or any committee of such board to which such board delegates its responsibilities with respect hereto being referred to herein as the “Board”). In such capacities Employee shall perform such duties as are specified by any of the Board, the Company, the General Partner, Icahn Enterprises, the Designated Affiliates and the Superiors (as defined below).

During the Term of Employment, Employee shall (i) report to and be subject to supervision by each of (A) the Board, (B) Chairman of the Board (the “Chairman”), (C) President of the Company, (D) Chief Executive Officer of the Company, (D) Principal Executive Officer of the Company, and (E) or such other persons or entities as shall be specified by the Board from time to time (Persons specified, and/or in the capacities set forth, in (B) through (E) of this clause, collectively, the “Superiors”), (ii) perform such duties for the Company and its subsidiaries and affiliates, as are specified from time to time by the Superiors, the Company and the Board, and shall serve in such capacities at the pleasure of, the Company and the Board, subject to the terms hereof, (iii) devote all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies and procedures of the Company, including, without limitation, such policies with respect to legal reporting and compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect, (iv) not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other “Person” (as defined below) as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, and (v) work in the Company’s offices located in New York City on a full time basis and reside in New York City or its vicinity.

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The parties acknowledge that Employee may from time to time also be requested by Carl C. Icahn to act as an officer, director, advisor or agent to entities with which he and his affiliates are involved (such entities, other than the Company, the General Partner, Icahn Enterprises and the Designated Affiliates, are referred to herein as the "Icahn Designated Entities") and Employee agrees that he will do so. Employee will not receive any additional compensation in taking on such activities and the Company will be reimbursed by the Icahn Designated Entities based on the time spent by Employee in such activities in accordance with the Company’s policies.

"Person" or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.

2. Term. The employment period of Employee hereunder shall commence on the Start Date (as defined below), and shall continue through December 31, 2011 (December 31, 2011 being the “Expiration Date”), unless earlier terminated as set forth in this Agreement (the “Term of Employment”).

Employee is currently employed by or will be employed by Bear Stearns Inc. and/or JP Morgan Chase and their affiliates (the "Existing Employer").

Employee has informed the Company that he will continue to work with the Existing Employer for a transition period and may not be available to commence work with the Company prior to August 1, 2008 (the "Final Date"). Employee agrees that prior to the Final Date, Employee will begin full time employment with the Company under this Agreement (the date of the commencement of such employment, the "Start Date"); it being understood and agreed by Employee that: (i) failure to begin full time employment with the Company prior to the Final Date will constitute a breach of contract under this Agreement; and (ii) if the Start Date does not occur on or prior to the Final Date, then, at the sole and absolute discretion of the Company, the Company may deliver written notice to Employee terminating this Agreement, in which event the Company shall have no payment or other obligation to Employee of any kind or nature (but the provisions of Section 7 and 8 hereof shall survive any such termination). Employee has informed the Company that Employee will become eligible to receive a "stay put" type bonus (referred to below as the "Transition Bonus") from the Existing Employer, the terms of which are not yet finalized (and which Employee agrees to act in good faith to negotiate and obtain so as to reduce the amount of the Special Bonus Compensation in this Agreement). Employee will keep the Company fully informed regarding such negotiations and will allow the Company to participate in such negotiations if the Existing Employer does not object. The goal of the Company and Employee in such negotiations will be to reduce the Special Bonus Compensation by increasing the amount of the Transition Bonus. The Company will have the right to extend the Final Date from time to time by giving written notice thereof to Employee and at the request of the Company, Employee will continue to provide services to the Existing Employer in order to maximize the Transition Bonus, or at the request of the Company, Employee will cease to provide services to the Existing Employer and begin work for the Company hereunder, even if it may reduce the amount of the Transition Bonus, provided Employee may take up to 30 days off following the last day of his employment with the Existing Employer before commencing work with the Company (it being understood that Employee will not be entitled to any compensation from the Company during such 30 day period and he will not be an employee of the Company until the Start Date). The Transition Bonus shall for all purposes be deemed to equal the gross amount of such Transition Bonus for which Employee is eligible (before any applicable deductions and withholdings).

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3. Compensation. For all services to be performed by Employee under this Agreement, during the Term of Employment, Employee shall be compensated in the following manner:

(a) Base Compensation. The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $300,000 per full 365-day year (being approximately $821.92 per day), which Base Salary may be increased in the sole and absolute discretion of the Chairman by up to approximately 10% for the calendar year 2009. The Base Salary shall be earned and payable in accordance with the normal payroll practice of the Company.

(b) Bonus Compensation. Employee may also be eligible to receive, in the sole and absolute discretion of the Chairman, a bonus. A bonus, if any, shall be deemed earned and payable only if approved by the Chairman in writing delivered to Employee. Generally, if a bonus is so approved, it will be payable at the same time as other employees of the Company located in New York City receive their annual bonuses. Employee will be entitled to receive a one time bonus in the amount of $1,150,000 for the calendar year 2008, which will be earned and payable at the same time as other employees of the Company located in New York City receive their annual bonuses for 2008, provided that Employee is actively employed on a full time basis by the Company on the day such bonus is to be paid. The compensation payable as contemplated in the preceding sentences of this Section 3(b) is referred to herein as “Bonus Compensation”.

(c) Special Bonus Compensation. Employee will also be entitled to receive from the Company a special bonus in the aggregate amount equal to (which amount can only be a positive number) (i) $1,200,000 minus (ii) the Transition Bonus; which special bonus will be payable in 3 equal installments on the first business day of July, 2009, July, 2010 and July, 2011, provided that Employee is actively employed on a full time basis by the Company on the day such installment is to be paid. The compensation payable as contemplated in the preceding sentence of this Section 3(c) is referred to herein as “Special Bonus Compensation”. Following his receipt of the Transition Bonus from the Existing Employer, Employee shall promptly provide the Company with a copy of a check stub that sets forth the amount of the Transition Bonus and any deductions and/or withholdings applicable thereto.

4. Benefits/Expense Reimbursement. Employee shall be eligible to participate in health insurance and 401(k) plans currently available to the executives of the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans. Employee shall be entitled to reasonable reimbursement of all reasonable business expenses incurred on behalf of the Company, in accordance with the Company's standard policies and procedures. Employee shall be entitled to 22 paid-time-off days per year to be accrued and used in accordance with the Company’s standard policies and procedures.

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5. Termination. This Agreement shall terminate (subject to Section 9(f) below (Survival Provision)) and the Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following:

(a) The Expiration Date;

(b) The: (i) death of Employee or (ii) determination of the Board, that Employee has become physically or mentally incapacitated so as to be unable to perform the essential functions of Employee’s duties to the Company for 60 consecutive days or 80 days in any twelve-month period, (the “Disability”);

(c) The discharge of Employee by the Company with or without Cause; or

(d) The resignation of Employee for any reason or no reason (the “Voluntary Resignation”), (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 60 days prior written notice of his resignation, and in any event the Company may, at its option, declare such resignation to be effective on (x) any day following receipt of such notice or, (y) if such notice is not received, any day following such resignation).

The Company may discharge Employee at any time, for any reason or no reason, with or without Cause. As used in this Agreement, “Cause” means: (i) dishonesty detrimental to the best interests of the Company or any of its affiliates; (ii) conduct of Employee involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (iii) willful disloyalty to the Company or the Board, (iv) refusal or failure of Employee to obey the lawful directions of the Board or the Superiors, (v) neglect of duties and responsibilities assigned to Employee, (vi) indictment for a felony or conviction or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law, (vii) the violation, as determined by the Board based on opinion of its counsel, by Employee of any securities or employment laws or regulations, (viii) the use by Employee of a controlled substance without a prescription or the use of alcohol which impairs Employee’s ability to carry out his duties and responsibilities, (ix) material violation by Employee of the Company’s policies and procedures or any breach of any agreement between the Company and Employee, or (x) embezzlement and/or misappropriation of property of the Company or any of its affiliates, or any act involving fraud with respect to the Company or any of its affiliates.

6. Obligations of the Company in the Event of Termination. In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 6 below; provided, that, the obligations of the Company to make any payment required pursuant to Section 6 (other than any amounts of Employee’s Base Salary and any amounts payable on account of accrued but unused paid-time-off days), is subject to and conditioned upon (i) execution and delivery by Employee to the Company of a release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of Employee’s employment with the Company and the termination thereof substantially in a form set forth in Exhibit A, attached hereto and as then provided by the Company to Employee, and (ii) such release agreement, once executed by Employee and delivered to the Company, becomes irrevocable and final under the applicable law.

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(a) For Cause, Death, Disability and Voluntary Termination.

A.
If Employee's employment is terminated for Cause or due to Employee’s death or Disability or because of a Voluntary Resignation, Employee will then, in lieu of any other payments of any kind (including without limitation, any severance payments) be entitled to receive, within thirty (30) days following the date on which such termination occurs (the “Section 6A Termination Date”) the following:

(1)	Payment of any unpaid Base Salary through the Section 6A Termination Date;

(2)	Payment for any paid-time-off days accrued and unused as of the Section 6A Termination Date, pursuant to Company policy; and

(3)	Payment of any Special Bonus Compensation earned and payable through the Section 6A Termination Date but not yet paid to Employee.

B.
Coverage under all of Company's benefit plans and programs in which Employee is entitled to participate under Section 4 above will terminate as of the Section 6A Termination Date, except to the extent expressly provided in such plans, programs, or under applicable law.

(b) Without Cause Termination.

A.
If Employee's employment is terminated without Cause, Employee will then, in lieu of any other payments of any kind (including without limitation, any severance payments) be entitled to receive, within thirty (30) days following the date on which such termination occurs (the Section 6B Termination Date) the following:

(1)	Payment of any unpaid Base Salary through the Section 6B Termination Date;

(2)	Payment for any paid-time-off days accrued and unused as of the Section 6B Termination Date, pursuant to Company policy;

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(3)	Payment of any Special Bonus Compensation earned and payable through the Section 6B Termination Date but not yet paid to Employee; and

(4)
a continuation of the payment of amounts of Base Salary that Employee would have earned through the lesser of (A) the period through the Expiration Date had he continued to be employed by the Company through the Expiration Date or (B) the period ending on the 90th day following the Section 6B Termination Date, to be paid on the same schedule as previously paid.

B.
Coverage under all of Company's benefit plans and programs in which Employee is entitled to participate under Section 4 above will terminate as of the Section 6B Termination Date, except to the extent expressly provided in such plans, programs, or under applicable law.

7. Non-Disclosure. From and after the date hereof, during the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments or investors, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (“Confidential Information”). Employee also agrees to keep confidential and not disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, any Related Persons or any affiliates (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). If the Employee receives a request for Confidential Information from a government agency or pursuant to a subpoena (together with a request a “Order”), then Employee may comply with such Order, provided, however, that Employee shall first provide written notification to the Company of such Order requesting disclosure, unless such notification is not permitted under the Order. Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the Order or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or, (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement. Employee will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement. Employee agrees not to disparage the Company, its officers and directors, Mr. Icahn, or Related Persons, or any affiliate of any of the foregoing, in each case during and/or after his employment hereunder. For the purposes of this Agreement, “Related Persons” means: (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) any estate of Carl Icahn or of any person referred to in clause (1); (3) any person who receives a bequest from or beneficial interest, in any estate under clause (2); (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any Person, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1), (2), (3) or (4), and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.

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All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s or any of its subsidiaries’ time or with the use of the Company’s or any of its subsidiaries’ facilities or materials, shall be the property of the Company or its respective subsidiary, as the case may be, and shall be promptly and fully disclosed by Employee to the Company. Employee shall perform all acts (including, without limitations, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company or any of its subsidiary) to vest title to any such Invention in the Company or the applicable subsidiary and to enable to the Company or the applicable subsidiary, at their expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

8. Non-Compete.

(a) In addition to, and not in limitation of, all of the other terms and provisions of this Agreement, Employee agrees that from and after the date hereof (except as specifically contemplated in Section 2 above) and during the Term of Employment, Employee will comply with the provisions of Section 1 above.

(b) Employee covenants and agrees that for a period of one (1) year from (x) the date hereof (except as specifically contemplated in Section 2 above); and (y) for a period of one (1) year following the last day of the Term of Employment, Employee will not, either directly or indirectly, as principal, director, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, joint venturer, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of Employee’s employment.

(c) Employee covenants and agrees that for a period of one (1) year from (x) the date hereof (except as specifically contemplated in Section 2 above); and (y) for a period of one (1) year following the last day of the Term of Employment, Employee shall not directly, or indirectly, for herself or for any other Person:

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(i)
solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any current or prospective customer or client, or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any current or prospective customer or client away from the Company or any of its subsidiaries or affiliates;

(iii)	interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or

(iv)	advise any Person not to do business with the Company or any of its subsidiaries or affiliates.

Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 7 and Section 8 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond, and Employee agrees not to oppose granting of such relief. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by Employee and the Company. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(b) This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. In the event the Company assigns this Agreement and its successor assumes the Company’s obligations hereunder in writing or by operation of law, all of the references to the Company, and to the Board, shall be deemed to be references to the Company’s successor and to the governing body of such successor, respectively. The Company and all of its subsidiaries shall be and be deemed to be third-party beneficiaries of this Agreement.

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(c) This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflict of law principles thereof. Any unresolved dispute arising out of this Agreement shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation hereunder.

(d) Employee covenants and represents that (i) he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (ii) he is free to enter into the arrangements contemplated herein, (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (iv) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject. Employee has delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which Employee is subject.

(e) Employee acknowledges that he has had the opportunity to obtain assistance of legal counsel in reviewing and negotiating this Agreement.

(f) This Agreement and all of its provisions (other than the provisions of Section 5, Section 6, Section 7, Section 8, and Section 9 hereof, which shall survive termination) shall terminate upon Employee ceasing to be an employee of the Company for any reason.

(g) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

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If to the Company:	Chairman of the Board c/o Icahn Enterprises L.P. 767 Fifth Avenue, 47th Floor New York, NY 10153 Attention: Carl C. Icahn

With a copy to:	c/o Icahn Enterprises L.P. 767 Fifth Avenue, 47th Floor New York, NY 10153 Attention: Legal

If to Employee:
At the last known principal residence address reflected in the payroll records of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(h) All amounts paid to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary, any Bonus Compensation, any Special Bonus Compensation or any other compensation or benefits, whether in cash or in kind, shall be subject to federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation.

(i) In the event of any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company, the terms of this Agreement shall control over such Other Provision. Any calculation, allocation, expense, estimate or other amount, if any, to be determined under this Agreement or for the purpose of this Agreement (including all determinations of eligibility), for any period or portion of a period, and any amount payable or allocable to Employee under this Agreement for any period or portion of a period, shall be determined by the Company, whose determination shall be final and binding on all parties.

(j) Employee shall not issue any press release or otherwise make any public statement or announcement with respect to the Company or this Agreement, including without limitation, in connection with the provision of the services hereunder, without the prior written consent of the Company.

(k) Any termination of Employee's employment with the Company shall constitute an automatic resignation of Employee as an officer of the Company and each affiliate of the Company, and an automatic resignation of Employee from the Board (if applicable), and from the board of directors of any affiliate of the Company, and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company's or such affiliate's designee or other representative.

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(l) This Agreement may be executed in two or more counterparts (and by facsimile), each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

(m) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any provision in any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area, or scope of such invalid, illegal, or unenforceable provision and, its reduced form, it shall be enforceable. It is the intent of the Parties that the provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first shown above.

ICAHN ENTERPRISES HOLDINGS L.P.
By:	ICAHN ENTERPRISES G.P. INC.,
its general partner

By:	/s/ Peter Shea
	Name:	Peter Shea
	Title:	President

Date: May 1, 2008

EMPLOYEE:

By:	/s/ Dominick Ragone
	Name:	Dominick Ragone

Date: May 1, 2008

[Signature Page to Employment Agreement]

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[FORM OF RELEASE]

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of ________ __, 20__ is made in consideration of severance payments and other benefits provided to the undersigned employee (“Employee”) under the Employment Agreement by and between ICAHN ENTERPRISES HOLDINGS L.P. (the “Company”) and Employee and dated as of May 1, 2008 (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1. For valuable consideration to be paid to Employee, upon expiration of the seven day revocation period provided in Section 8 herein, as provided for in Section 6 of the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s former, present or future subsidiaries, parents, affiliates and related organizations, and its and their employees, beneficial owners, officers, directors, equity holders, attorneys, successors and assigns as well as all Related Persons (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or may have been suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Employee’s employment. The foregoing release, discharge and waiver includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common or statutory law including, without limitation, any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state statutes (all as amended). The foregoing release and discharge also expressly includes, without limitation, any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”.

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2. Excluded from this General Release are claims and rights that arise after the date Employee signs this General Release, any claims which cannot be waived by law and any claims for accrued vested benefits under any retirement plan in accordance with the terms of such plan and applicable law. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Nothing in this General Release shall be deemed to waive Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Employee files a charge or participates in such an investigation or proceeding, Employee will not be able to recover damages or equitable relief of any kind from the Releasees with respect to the Released Claims.

3. Any unresolved dispute arising out of this General Release shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation hereunder.

4. Employee acknowledges and recites that:

(a) Employee has executed this General Release knowingly and voluntarily;

(b) Employee has read and understands this General Release in its entirety;

(c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e) Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

EMPLOYMENT AGREEMENT	Page 14

6. Employee represents that he has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property. Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information.

7. Employee agrees to keep confidential the existence of the Employment Agreement, the existence of this General Release, as well as all of their terms and conditions and not to disclose to any person or entity the existence, terms and conditions of the Employment Agreement or this General Release except as required by law, to a government agency in connection with any charge or investigation that such agency is conducting or may conduct and except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of the Employment Agreement and this General Release. In the event that Employee believes that he is compelled by law to divulge the existence, terms or conditions of the Employment Agreement or this General Release in a manner prohibited by the following sentence, he agrees to notify Company (by notifying counsel to the Company) of the basis for the belief before actually divulging such information. Employee hereby confirms that as of the date of signing this General Release, he has not disclosed the existence, terms or conditions of the Employment Agreement or this General Release, except as provided for herein. Nothing herein shall preclude Employee from providing truthful information to any government agency concerning this General Release or his employment in accordance with law.

8. Employee shall have seven days from the date he signs this General Release to revoke it by providing written notice of the revocation to the Company, in accordance with Section 9(g) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void. Provided employee does not revoke this General Release, it shall become effective on the eighth day after Employee signs this General Release

I, Dominick Ragone, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:

By:
	Name:	Dominick Ragone
Title:

Date:	________________________________________________________________,20___

EMPLOYMENT AGREEMENT	Page 15